Exhibit 99.1

919 Third Avenue, 40th Floor
New York, NY 10022
bluerockhomes.com

PRESS RELEASE – FOR IMMEDIATE RELEASE

Bluerock Homes Trust (BHM) Announces New Series A Preferred Stock Redemption Safeguard Policy

New York (February 6, 2025) – Bluerock Homes Trust, Inc. (NYSE American: BHM, the "Company") announced today that it is implementing a new Series A Preferred Stock Redemption Safeguard Policy.

Under the Company’s new Series A Preferred Stock Redemption Safeguard Policy, should a holder have its Series A Preferred Stock redeemed, either at their option or at the Company’s, and in connection with such redemption receive the Company’s Class A Common Stock, if the shareholder sells such Class A Common Stock within 10 business days at a loss (i.e. a lower price than the Aggregate Redemption Value), the shareholder can apply to the Company to be made whole, excluding any transaction costs or redemption fees, as applicable. The new policy applies both retroactively, and on a go-forward basis, to holders of the Company’s Series A Preferred Stock. Shareholders can access the new policy by visiting the Company’s public website at: www.bluerockhomes.com.

As of January 31, 2025, the Company has raised more than $120 million in the Series A Preferred Stock at a $25 per share price with a current minimum annual dividend yield of 6.5%1. The Company’s Series A Preferred Stock dividends for 2024 benefitted from favorable tax treatment, including depreciation, resulting in a tax equivalent yield of approximately 7.93%2. The Series A Preferred Stock is supported by approximately $840 million in gross assets with ownership and investments in 5,000 single-family and built-to-rent homes primarily located in in high-growth Sunbelt markets. The portfolio was 94.3% occupied with a low 9% net debt as of the most recent public reporting period ending September 30, 20243.

“As Bluerock Homes Trust continues to expand its growing asset base and provide a best-in-class non-traded preferred stock option for income-focused investors, we are pleased to offer our preferred shareholders an innovative safeguard against downside risk at the time of redemption of their Series A Preferred Stock,” said Ramin Kamfar, CEO of Bluerock Homes Trust.

About Bluerock Homes Trust, Inc.

Bluerock Homes Trust, Inc. (NYSE American: BHM), headquartered in New York, New York, is an externally managed REIT that owns and operates high-quality single-family properties located in attractive markets with a focus on the knowledge-economy and high quality of life regions of the Sunbelt and high growth areas of the Western United States. BHM's principal objective is to generate attractive risk-adjusted investment returns by assembling a portfolio of pre-existing single-family rental homes and developing build-to-rent communities. BHM properties are located across a diverse group of growth markets and will seek to target a growing pool of middle-market renters seeking the single-family lifestyle without the upfront and ongoing investments associated with home ownership. For more information, please visit bluerockhomes.com.

About Bluerock

Bluerock is a leading institutional alternative asset manager based in New York with regional offices across the U.S. Bluerock principals have a collective 100+ years of investing experience with more than $120 billion in capital markets experience and manage multiple well-recognized company platforms. Bluerock has more than $19 billion in acquired and managed assets and offers a complementary suite of public and private investment programs, with both short and long-term goals, to individual investors seeking solutions aimed at providing predictable income, capital growth, and tax benefits.

1 Payment of Dividends is not guaranteed. Reflects the regular monthly dividend of $0.125 per outstanding share of Series A Preferred Stock (the Series A Preferred Regular Dividends) plus a special dividend (the “Series A Preferred Special Dividends”) which shall be declared for each month for which the Board declares the Series A Preferred Regular Dividends, and shall be payable at the rate of SOFR 1-month Term Rate plus 2%, subject to a 6.5% minimum and 8.5% maximum annual rate, calculated and paid monthly. The Series A Preferred Special Dividends will be aggregated and payable in cash on the 5th day of the following month. The average 1-month Term SOFR Rate will be calculated based on the average 1-month Term SOFR Rate for each day commencing on the 26th day of the prior month and ending on the 25th day of the applicable month. Dividends may be paid from sources other than cash flow from operations. Dividends may represent a return of capital.

2 A return of capital (ROC), for tax purposes, should be distinguished from an economic return of capital, where an investor is repaid out of its own contributions rather than from the economic profits of the investment. As a tax law concept, an ROC is not tied to an investment’s financial performance. From a tax perspective, amortization and depreciation create an income deferral benefit because a taxpayer is entitled to amortization and depreciation deductions without regard to whether an asset actually amortizes or depreciates. ROC distributions reduce the stockholder’s tax basis in the year the dividend is received, and generally defer taxes on that portion until the stock is sold. Investors should be aware that a REIT’s ROC percentage may vary significantly in a given year. The tax-equivalent yield assumes a 6.5% distribution rate, 37% federal income tax rate and 5% state income tax rate. As of the year-end 2024, BHM’s 2024 common stock dividends were categorized as 100% ROC. Preferred stock dividends were categorized as 30.42% return of capital, 61.54% capital gain, and 8.04% ordinary dividend.

3 Net debt leverage ratio is a non-GAAP financial measure calculated by the Company, using financial measures calculated in accordance with GAAP, as net debt (total principal debt outstanding, comprised of mortgages payable and revolving credit facilities, less total cash) divided by net assets (total assets less total cash plus depreciation and amortization).

Media Contact
Julia Phillips
Bluerock, Chief Marketing Officer
646-308-1795
jphillips@bluerock.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company's present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events, or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company's Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission ("SEC") on March 12, 2024, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.